EX-99.B15(b)

             Distribution Plan dated June 5, 1995 for Class B Shares
               of Balanced Fund Diversified Stock Fund, Government
            Bond Fund, International Growth Fund, National Municipal
             Bond Fund, New York Tax-Free Fund, Ohio Regional Stock
                  Fund, Special Value Fund, and U.S. Government
                Obligations Fund with an amended Schedule I dated
                                February 1, 1996




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                             THE VICTORY PORTFOLIOS
                                DISTRIBUTION PLAN
                                 CLASS B SHARES

         This Distribution Plan (the "Plan") is adopted in accordance with Rule 12b-1 (the "Rule") under the Investment Company Act of 1940, as amended (the "1940 Act"), by The Victory Portfolios, a business trust organized under the laws of the Commonwealth of Massachusetts (the "Company"), on behalf of the Class B shares, a class of shares of its Funds (individually, a "Fund," and collectively, the "Funds") as set forth in Schedule I, as amended from time to time, subject to the following terms and conditions:

         SECTION 1. ANNUAL FEES.

         Distribution Fee. Each Fund will pay to the distributor of its shares, Concord Holdings Corporation (the "Distributor"), a distribution fee under the Plan at the annual rate of 0.75% of the average daily net assets of the Fund attributable to the Class B shares (the "Distribution Fee").

         Adjustment to Fees. Class B of any Fund may pay a Distribution Fee to the Distributor at a lesser rate than the fees specified in Section 1 hereof as agreed upon by the Board of Trustees and the Distributor and approved in the manner specified in Section 3 of this Plan.

         Payment of Fees. The Distribution Fees will be calculated daily and paid monthly by each Fund with respect to the Class B shares at the annual rates indicated above.

         SECTION 2. EXPENSES COVERED BY THE PLAN.

         Distribution Fees may be used by the Distributor for: (a) costs of printing and distributing a Fund's prospectus, statement of additional information and reports to prospective investors in the Fund; (b) costs involved in preparing, printing and distributing sales literature pertaining to a Fund;
(c) an allocation of overhead and other branch office distributionrelated expenses of the Distributor; (d) payments to persons who provide support services in connection with the distribution of a Fund's shares, including but not limited to, office space and equipment, telephone facilities, answering routine inquiries regarding a Fund, processing shareholder transactions and providing any other shareholder services not otherwise provided by a Fund's transfer agent; (e) accruals for interest on the amount of the foregoing expenses that exceed the Distribution Fee and the contingent deferred sales charge received by the Distributor; and (f) any other expense primarily intended to result in the sale of a Fund's shares, including, without limitation, payments to salesmen and selling dealers at the time of the sale of shares, if applicable, and continuing fees to each such salesman and selling dealers, which fee shall begin to accrue immediately after the sale of such shares.



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         The amount of the Distribution Fees payable by any Fund under Section 1 hereof is not related directly to expenses  incurred by the Distributor and this
Section 2 does not obligate a Fund to reimburse the Distributor for such expenses. The Distribution Fees set forth in Section 1 will be paid by a Fund to the Distributor unless and until the Plan is terminated or not renewed with respect to a Fund or Class thereof, any distribution or service expenses incurred by the Distributor on behalf of a Fund in excess of payments of the Distribution Fees specified in Section 1 hereof which the Distributor has accrued through the termination date are the sole responsibility and liability of the Distributor and not an obligation of a Fund.

         SECTION 3. INDIRECT EXPENSES.

         While each Fund is authorized to make payments under this Plan to the Fund's Distributor for expenses described above, it is expressly recognized that each Fund presently pays, and will continue to pay, an investment advisory fee to its Investment Adviser and an administration fee to the Administrator. To the extent that any payments made by any Fund to the Investment Adviser or Administrator, including payment of fees under the Investment Advisory Agreement or the Administration Agreement, respectively, should be deemed to be indirect financing of any activity primarily intended to result in the sale of shares of the Fund within the context of Rule 12b-1 under the 1940 Act, then such payments shall be deemed to be authorized by this Plan.

         SECTION 4. APPROVAL OF TRUSTEES.

         Neither the Plan nor any related agreements will take effect until approved by a majority of both (a) the full Board of Trustees of the Company and
(b) those Trustees who are not interested persons of the Company and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related to it (the "Qualified Trustees"), cast in person at a meeting called for the purpose of voting on the Plan and the related agreements.

         SECTION 5. CONTINUANCE OF THE PLAN.

         The Plan will continue in effect until June 5, 1996, and thereafter for successive twelve-month periods: provided, however, that such continuance is specifically approved at least annually by the Trustees of the Company and by a majority of the Qualified Trustees.

         SECTION 6. TERMINATION.

         The Plan may be terminated at any time with respect to a Fund (i) by the Company without payment of any penalty, by the vote of a majority of the outstanding voting securities of the Class B of any Fund or (ii) by a vote of the Qualified Trustees. The Plan may remain in effect with respect to a Fund even if the Plan has been terminated in accordance with this Section 6 with respect to any other Fund.


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         SECTION 7. AMENDMENTS.

         The Plan may not be amended with respect to any Fund so as to increase materially the amounts of the fees described in Section 1 above, unless the amendment is approved by a vote of the holders of at least a majority of the outstanding voting securities of Class B of that Fund. No material amendment to the Plan may be made unless approved by the Company's Board of Trustees in the manner described in Section 4 above.

         SECTION 8. SELECTION OF CERTAIN TRUSTEES.

         While the Plan is in effect, the selection and nomination of the Company's Trustees who are not interested persons of the Company will be committed to the discretion of the Trustees then in office who are not interested persons of the Company.

         SECTION 9. WRITTEN REPORTS.

         In each year during which the Plan remains in effect, a person authorized to direct the disposition of monies paid or payable by a Fund pursuant to the Plan or any related agreement will prepare and furnish to the Company's Board of Trustees, and the Board will review, at least quarterly, written reports complying with the requirements of the Rule which set out the amounts expended under the Plan and the purposes for which those expenditures were made.

         SECTION 10. PRESERVATION OF MATERIALS.

         The Company will preserve copies of the Plan, any agreement relating to the Plan and any report made pursuant to Section 8 above, for a period of not less than six years (the first two years in an easily accessible place) from the date of the Plan, agreement or report.

         SECTION 11. MEANINGS OF CERTAIN TERMS.

         As used in the Plan, the terms "interested person" and "majority of the outstanding voting securities" will be deemed to have the same meaning that those terms have under the 1940 Act by the Securities and Exchange Commission.

         IN WITNESS WHEREOF, the Company executed this Plan as of June 5, 1995.

                                           The Victory Portfolios

                                           By: /s/ Leigh A. Wilson
                                                   President




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                                   SCHEDULE I
                        As Amended As of February 1, 1996

         This Plan shall be adopted with respect to Class B shares of the following Funds of The Victory Portfolios:

1.       The Victory Balanced Fund
2.       The Victory Diversified Stock Fund
3.       The Victory Government Bond Fund
4.       The Victory International Growth Fund
5.       The Victory National Municipal Bond Fund
6.       The Victory New York Tax-Free Fund
7.       The Victory Ohio Regional Stock Fund
8.       The Victory Special Value Fund
9.       The Victory U.S. Government Obligations Fund